Exhibit 99.1

News Announcement                                                                                      For Immediate Release

NEXSTAR BROADCASTING THIRD QUARTER
NET REVENUE RISES 2.3% TO RECORD $74.8 MILLION

- Record Third Quarter Core TV Advertising, e-Media, Retransmission
and Management Fee Revenue Offset Political Revenue Decline -

Irving, TX – November 8, 2011 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported financial results for the third quarter ended September 30, 2011 as summarized below:

Summary 2011 Third Quarter Financial Highlights

($ in thousands)	Three Months Ended September 30,
	2011	2010	Change
Local Revenues	$43,343	$41,705	+3.9%
National Revenues	$16,302	$14,961	+9.0%
Local and National Core Revenue	$59,645	$56,666	+5.3%

Political Revenues	$1,727	$6,728	(74.3)%
e-Media Revenue	$4,207	$3,581	+17.5%
Retransmission Fee Revenue	$9,982	$7,649	+30.5%
Management Fee Revenue	$968	$800	+21.0%
Network Comp, Other	$808	$1,068	(24.3)%
Trade and Barter Revenue	$5,124	$4,688	+9.3%
Gross Revenue	$82,461	$81,180	+1.6%
Less Agency Commissions	$7,622	$8,054	(5.4)%
Net Revenue	$74,839	$73,126	+2.3%

Income from Operations	$8,268	$12,856	(35.7)%

Broadcast Cash Flow(1)	$26,115	$28,776	(9.2)%

Adjusted EBITDA(1)	$21,021	$24,120	(12.8)%

Free Cash Flow(1)	$5,226	$10,150	(48.5)%

(1)	Definitions and disclosures regarding non-GAAP financial information are included on page 4, while reconciliations are included on page 7.

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Nexstar Broadcasting Group Q3 2011 Results, 11/8/11	page 2

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s third quarter results highlight the benefits of our revenue diversification initiatives, select accretive station acquisitions and our success in generating new local direct advertising.  Nexstar’s record third quarter revenue reflects our eighth consecutive quarter of core television advertising revenue growth complemented by significant double-digit revenue gains in every one of our non-television advertising revenue sources.  The 5.3% rise in core ad revenue growth, 17.5% increases in e-Media revenue, 30.5% in retransmission fee revenue and 21.0% improvement in management agreement revenue more than offset the impact of a 74.3% year-over-year reduction in political revenue.

“Throughout the quarter, Nexstar and Mission were active and successful in building the platform for further growth and the return of very significant political advertising revenue in 2012.  During Q3, we further optimized Nexstar’s station portfolio through accretive transactions including closing on the purchase of WFRV-TV and WJMN-TV in Wisconsin and Michigan.  We also significantly expanded the number of hours per week devoted to proprietary, local programming, added an ABC affiliation in Terre Haute, Indiana and agreed to acquire WEHT-TV, Evansville, Indiana’s ABC affiliate which, upon closing later this year, will create Nexstar’s 22nd duopoly market.  We participated in the launch of the nation’s first over-the-air broadcast television network for African-American audiences in 10 of our markets, and expanded our mobile offerings to bring local advertisers more innovative solutions that yield high interaction, sustainability and ROI.

“Excluding political revenue from both periods, Nexstar’s 2011 third quarter gross revenue rose 8.4% year-over-year while total third quarter retransmission fee, e-Media and mobile, and management fee revenue rose 26% to $15.2 million from the year-ago period.  These higher margin revenue streams accounted for 20.3% of 2011 third quarter total net revenue compared to 16.5% in the 2010 third quarter, which benefited from $6.7 million of political revenue.  While television ad spending generates approximately 60% of our EBITDA, Nexstar’s strategy to leverage localism by building digital extensions of our core content that heightens consumer engagement and delivers effective marketing solutions is driving impressive revenue growth and diversification in our business.  To point, Nexstar’s total net revenue for the third quarter of 2011 is 23.9% ahead of the $60.4 million total net revenue reported in the third quarter of 2009 and our revenue from non-television advertising sources grew by 56% over this period.  Furthermore, despite the still fragile economic environment, Nexstar’s 2011 revenue comparisons, excluding political, have improved on a quarterly sequential basis throughout the year.

“Nexstar’s positive core television advertising trends are continuing in the fourth quarter and we again expect positive year-over-year core revenue comparisons in the current quarter.  Beyond Nexstar’s continued revenue momentum, we are successfully integrating the accretive acquisition of CBS affiliates, WFRV-TV and WJMN-TV and Internet technology provider GoLocal.Biz into our operations.  In addition, the Mission owned, former WFXW-TV became Terre Haute, Indiana’s ABC affiliate, WAWV-TV, on September 1 and we will improve our economics in Evansville as we complete the accretive acquisition of the market’s ABC affiliate later this quarter.

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Nexstar Broadcasting Group Q3 2011 Results, 11/8/11	page 3

“On the expense side, total third quarter station direct operating expenses (net of trade expense), SG&A (net of depreciation and amortization), and corporate expenses rose by approximately $3.8 million compared with year ago levels.  The increase largely reflects the integration of two new CBS affiliates; increased sales and e-Media related expenses; higher employee healthcare costs and, legal, professional and travel costs related to our acquisition activity and the ongoing strategic review process which was announced in July.

“While concerns about the U.S. and global economies persist, we continue to generate improvements in core advertising activity this fall and are confident that Nexstar is well positioned to continue capturing high shares of ad spending in our markets.  Looking forward, with Nexstar’s expanded operating base, de-leveraging initiatives, efficient operating structure, new retransmission consent agreements with improved economics, and the return of significant levels of political advertising and the Summer Olympics in 2012, Nexstar is on pace to generate record free cash flow for the current two year 2011/2012 cycle with about $19 million of that amount generated in the first nine months of this year.”

The consolidated total debt of Nexstar, its wholly owned subsidiaries, and Mission (collectively, the “Company”) at September 30, 2011, was $622.9 million and senior secured debt was $473.4 million.  The Company’s total leverage ratio at September 30, 2011 was 5.55x compared to a total permitted leverage covenant of 7.5x.  The Company’s first lien indebtedness ratio at September 30, 2011 was 1.38x compared to the covenant maximum of 2.5x.

The table below summarizes the Company’s debt obligations:

($ in millions)	September 30, 2011	December 31, 2010
Revolving Credit	$6.8	$-
Bank debt / First Lien Debt	$148.5	$99.5
8.875% Senior Second Lien Notes due 2017	$318.1	$317.4
7% Senior Subordinated Notes due 2014	$37.5	$44.8
7% Senior Subordinated PIK Notes due 2014*	$112.0	$135.5
11.375% Senior Discount Notes due 2013	$-	$45.9
Total Debt	$622.9	$643.1

Cash	$7.8	$23.7

* This was a PIK security through January 15, 2011 and is now cash pay.

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Nexstar Broadcasting Group Q3 2011 Results, 11/8/11	page 4

Third Quarter Conference Call
Nexstar will host a conference call at 11:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2441 (domestic and international callers); no access code is needed.  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 75 television stations and related digital signals in 36 markets in 16 states and reaches approximately 13.5 million viewers or approximately 11.6% of all U.S. television households.  72 of the stations are affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, LATV, Azteca America, Telemundo and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three are independent stations.  The Company's 35 community portal websites offer additional hyper-local content and verticals for consumers and advertisers.

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Nexstar Broadcasting Group Q3 2011 Results, 11/8/11	page 5

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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Nexstar Broadcasting Group Q3 2011 Results, 11/8/11	page 6

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net revenue	$74,839	$73,126	$220,289	$216,294

Operating expenses (income):
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	19,187	17,774	54,274	52,704
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	21,252	19,330	61,885	56,998
(Gain) loss on asset disposal, net	(82)	10	20	(34)
Trade and barter expense	5,036	4,796	15,197	14,035
Corporate expenses	5,094	4,656	14,428	14,992
Amortization of broadcast rights, excluding barter	3,253	2,520	7,662	7,221
Amortization of intangible assets	7,213	5,932	20,411	17,851
Depreciation	5,618	5,252	16,053	15,889

Total operating expenses	66,571	60,270	189,930	179,656

Income from operations	8,268	12,856	30,359	36,638
Interest expense, net	(13,069)	(14,309)	(40,082)	(40,153)
Loss on extinguishment of debt	-	(65)	(1,155)	(7,874)

Loss before income taxes	(4,801)	(1,518)	(10,878)	(11,389)
Income tax expense	(1,458)	(1,477)	(4,277)	(4,700)

Net loss	$(6,259)	$(2,995)	$(15,155)	$(16,089)

Basic net loss per share	$(0.22)	$(0.11)	$(0.53)	$(0.57)
Basic weighted average number of shares outstanding	28,799	28,432	28,568	28,431
Diluted net loss per share	$(0.22)	$(0.11)	$(0.53)	$(0.57)
Diluted weighted average number of shares outstanding	28,799	28,432	28,568	28,431

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Nexstar Broadcasting Group Q3 2011 Results, 11/8/11	page 7

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Income from operations	$8,268	$12,856	$30,359	$36,638
Add:
Depreciation	5,618	5,252	16,053	15,889
Amortization of intangible assets	7,213	5,932	20,411	17,851
Amortization of broadcast rights, excluding barter	3,253	2,520	7,662	7,221
(Gain) loss on asset disposal, net	(82)	10	20	(34)
Corporate expenses	5,094	4,656	14,428	14,992

Less:
Payments for broadcast rights	3,249	2,450	8,008	7,422

Broadcast cash flow	$26,115	$28,776	$80,925	$85,135

Less:
Corporate expenses	5,094	4,656	14,428	14,992
Adjusted EBITDA	$21,021	$24,120	$66,497	$70,143

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Free Cash Flow (Non-GAAP Measure)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Income from operations	$8,268	$12,856	$30,359	$36,638
Add:
Depreciation	5,618	5,252	16,053	15,889
Amortization of intangible assets	7,213	5,932	20,411	17,851
Amortization of broadcast rights, excluding barter	3,253	2,520	7,662	7,221
(Gain) loss on asset disposal, net	(82)	10	20	(34)
Non-cash stock option expense	290	313	863	2,495

Less:
Payments for broadcast rights	3,249	2,450	8,008	7,422
Cash interest expense	12,257	11,123	37,225	30,382
Capital expenditures	3,828	3,160	10,750	11,423
Cash income taxes, net of refunds	-	-	499	416

Free cash flow	$5,226	$10,150	$18,886	$30,417

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